8303400155

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MULTI-TECH CORPORATION

FILED
10AM
DEC 6 1983
[signature]
SECRETARY OF STATE

* * * * *

MULTI-TECH CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Multi-Tech Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

> RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" so that, as amended said Article shall be and read as follows:
>
> "4. The authorized capital stock of the Corporation shall consist of fifteen million (15,000,000) shares of Common Stock of the par value of one cent ($.01) each."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

00000

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said MULTI-TECH CORPORATION has caused this certificate to be signed by Bernard A. Stein, its Chairman of the Board of Directors, and attested by Jacques S. Abrams, its Assistant Secretary, this 31st day of October, 1983.

MULTI-TECH CORPORATION

By [signature]
Bernard A. Stein, Chairman of the Board of Directors

ATTEST:

By [signature]
Jacques S. Abrams,
Assistant Secretary